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                                                                       EXHIBIT 1

                          LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT ("Loan Agreement") is made as of August 16, 2000 (the "Effective Date"), by CityXpress.Com Corp., a Florida corporation, and its wholly-owned subsidiaries Xceedx Technologies Inc. and WelcomeTo Search Engine Inc., corporations organized under the laws of the province of British Columbia, Canada, (the "Borrowers"), in favor of Lee Enterprises, Incorporated, a Delaware corporation (the "Lender").


                                   RECITALS:

         A. Borrowers and Lender desire to enter into a financing arrangement with Lender in which Lender will make available to Borrower short-term financing in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) for working capital and other authorized general corporate purposes pursuant to the terms of this Loan Agreement and Promissory Notes attached hereto as Exhibits 1 and 2 (the "Notes"). In order to induce Lender to enter into the Loan and General Security Agreement with Borrowers, Lender shall be entitled to subscribe for and purchase from CityXpress.com Corp. 2,223,285 shares of CityXpress.com Corp's Common Stock, par value $0.001 per share, all in accordance with the terms of the Common Stock Subscription Warrant attached hereto as Exhibit 3.

         B. Borrowers desire to mortgage, pledge and grant to Lender, for the benefit of Lender, a security interest in any and all present and after-acquired versions of the computer software listed in Schedule A hereto and the Intellectual Property therein (hereinafter, collectively, the "Collateral"), and all Proceeds (as hereinafter defined) thereof, to secure the payment of the Obligations (as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and to induce Lender to enter into the Loan Agreement and to induce Lender to make the loans to Borrowers under the Loan Agreement, Borrowers hereby agrees with Lender, as follows:


                                   SECTION 1
                                 DEFINED TERMS

The following terms shall have the following meanings:

1.1 "INTELLECTUAL PROPERTY" means any and all intellectual property rights in the Collateral, including, without limitation, the following:

         1.1.1 "COPYRIGHTS", which shall refer to all types of protective rights granted (or applications therefor) for any work that constitutes copyrightable subject matter, including without limitation, literary works, musical works, dramatic works, pictorial, graphic and sculptural works, motion pictures and other audiovisual works, sound recordings, architectural works, recognized under U.S. or Canadian law and all comparable rights recognized in foreign jurisdictions or conventions or by treaty and including, without limitation, those works listed on Schedule A hereto. Schedule A indicates in each case whether the applicable Copyright is registered or the subject of a pending registration in the U.S. or Canadian Copyright Office and any foreign jurisdictions. Schedule A also indicates whether the Copyright is the subject of any claim of co-ownership (including any claim of ownership applicable to separate or preexisting works included in any derivative or collective work), and, if so, whether the exercise of Borrowers' rights therein are subject to (A) royalty obligations due such co-owner, its successors or assigns, (B) restrictions on exercise, assignment or sublicensing, or (C) revocation or termination. Unless otherwise expressly noted, the listing of any work shall be construed to include any separate or preexisting work included in a derivative or collective work, and shall also be construed to include preliminary drafts or versions and revisions thereof that are not separately registered by Borrowers.

         1.1.2 "PATENTS", which shall refer to all types of exclusionary or protective rights granted (or applications therefor) for inventions (including, without limitation, letters patent, plant patents, utility models, inventor's certificates and the like), and all reissues and extensions thereof and all renewals, divisions, continuations and continuations-in-part thereof, recognized under U.S. or Canadian law and all comparable rights recognized in foreign jurisdictions or conventions or by treaty, including, without limitation, all such rights listed in Schedule A hereto. Schedule A indicates in each case whether the applicable Patent is issued or the subject of a pending application in the U.S. or Canadian Patent Office and any foreign jurisdictions. Schedule A also indicates whether the Patent is the subject to any claim of co-ownership, and, if so, whether the exercise of Borrowers' rights therein are subject to (A) royalty obligations due such co-owner, its successors or assigns, (B) restrictions on exercise, assignment or sublicensing, or (C) revocation or termination.

         1.1.3 "OTHER INTELLECTUAL PROPERTY", which shall refer to (1) Know-How, (2) Inventions, and (3) Trade Secrets, as defined below.

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         (.1)     "KNOW-HOW" means any knowledge or information relating to a
                  Patent or Copyright that is material to Borrowers' business and that enables Borrowers to operate their business with the accuracy, efficiency or precision necessary for commercial success, or otherwise affords Borrowers a commercial advantage for the possession or knowledge thereof, whether or not currently constituting Trade Secret(s) or Invention(s).

         (.2) "INVENTION" means any new and useful process, machine, manufacture, or composition of matter, or any new and useful improvement thereof which is material to the operation of Borrowers' businesses and developed by Borrowers, their employees or agents, which could potentially be eligible for protection as Patent(s), but whether or not currently the subject of Patent(s).

         (.3) "TRADE SECRET" means all information or other items recognized as "trade secrets" under U.S. or Canadian law and all comparable rights recognized in foreign jurisdictions or conventions or by treaty.

1.2 "OBLIGATIONS" means (a) loans to be made concurrently or in connection with this Agreement as evidenced by the Notes payable to the order of Lender that shall be due and payable as set forth in such Notes, and any renewals or extensions thereof, (b) the full and prompt payment and performance of any and all other indebtedness and other obligations of Borrowers to Lender, direct or contingent (including but not limited to obligations incurred as endorser, guarantor or surety), however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment of Lender to Borrowers, and (c) all future advances made by Lender for taxes, levies, insurance and preservation of the Collateral and all attorney's fees, court costs and expenses of whatever kind incident to the collection of any of said indebtedness or other obligations and agreements contained herein, including, without limitation, the expenses of Lender and Interest provided in Section 7, and the enforcement and protection of the security interest created under this General Security Agreement.

1.3 "PROCEEDS" means, without limitation, (a) all income, royalties, damages and payments now and hereafter due and/or payable under or with respect to the Intellectual Property, including (without limitation) damages and payments for past or future infringements thereof, (b) the right to sue and recover for past, present, and future infringements of the Intellectual Property, including all judgments and settlements in favor of Borrowers in respect thereof, (c) any and all proceeds of any Insurance, Indemnity, warranty, guaranty or letter of credit payable to Borrowers, from time to time with respect to any of the Collateral, (d) all payments (in any form whatsoever) paid or payable to Borrowers from time to time in connection with any taking of all or any part of the Collateral by any governmental authority or any Person acting under color of government authority), and (e) all other amounts from time to time paid or payable or received or receivable under or in connection with any of the Collateral.


                                   SECTION 2
                                   THE LOANS

2.1 TERMS. Lender shall advance to Borrowers two separate advances each in the amount of $125,000 (the "Loans"), the first of which shall be advanced on the date hereof and the second advance to be made on August 28, 2000, each according to the terms and evidenced by the Notes.

2.2 PERFECTION OF SECURITY INTERESTS IN COLLATERAL. Borrowers or any of them shall execute and deliver to Lender, concurrently with the execution of this Agreement and at any time or times hereafter, at the request of Lender or any of them, and whether before or after the occurrence of an Event of Default as hereinafter defined, such financing statements or other documents as Lender may request, in form and substance satisfactory to Lender, and Borrowers or any of them shall do such other acts and things as Lender shall deem necessary or desirable, in order to create, perfect, continue and preserve Lender's security interests in the Collateral and to preserve the priority thereof. Borrowers hereby authorize Lender, at any time and from time to time, to file and/or record any such financing statements or other documents with such authorities and in such jurisdictions as may be necessary to create, perfect, continue and preserve Lender's security interests in the Collateral. Borrowers further agrees that a photographic, photostatic or other reproduction of this Agreement, a financing statement or other such document is sufficient as a financing statement.

2.3 SALE OR HYPOTHECATION OF COLLATERAL. Borrowers shall not, at any time following the Effective Date, directly or indirectly, whether voluntarily or involuntarily, by operation of law or otherwise: (i) sell, assign, transfer, exchange, lease, lend or dispose of any of the Collateral, or any of any Borrowers' rights therein; nor (ii) cause, suffer or permit any of the Collateral to be affected by any encumbrance, security interest or adverse claim of any kind or nature whatsoever.

2.4 MAINTENANCE OF COLLATERAL, AFTER-ACQUIRED COLLATERAL. During the term of this Agreement Borrowers shall make and maintain in full force and effect any and all registrations of copyright and letters patent issued with


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respect to the Collateral, and further covenant and agree that they shall, concurrently with the registration of any claim to copyright in or issuance of any letters patent with respect to any Collateral as described in paragraphs
1.1.1 and 1.1.2 in which Borrowers or any of them acquire an interest after the Effective Date, provide notice to Lender of such acquisition together with a copy of any written evidence thereof sufficient to permit Lender to take such steps, pursuant to paragraph 2.2 hereof, as may be necessary by Lender to perfect their security interests in the Collateral to which such registration or letters pertain. Borrowers or any of them shall not pledge, hypothecate or grant a security interest in or to any intellectual property in which it acquires an interest following the Effective Date hereof without first notifying Lender of any Borrower's acquisition thereof and affording Lender a reasonable opportunity to perfect its security interest therein, nor shall any Borrower enter into any agreement with respect to any after-acquired Collateral which has the effect of precluding Lender from obtaining a security interest therein which shall be prior to that of any security interest acquired therein by a security agreement entered into after the Effective Date hereof.


                                   SECTION 3
                           GRANT OF SECURITY INTEREST

As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, Borrowers hereby assign and grant to Lender for the benefit of Lender a security interest in all of Borrowers' right, title and interest in and to the Collateral, including the Intellectual Property, now owned or held, in whole or in part, or at any time hereafter acquired by Borrowers or in which Borrowers now have or at any time in the future may acquire any right, title or interest, including all Proceeds and products thereof.

                                   SECTION 4
      REPRESENTATIONS AND WARRANTIES CONCERNING THE INTELLECTUAL PROPERTY

Borrowers represent and warrant that:

4.1 CORPORATE EXISTENCE. Borrowers are corporations duly organized in good standing and are duly qualified as foreign corporations in good standing in all jurisdictions where the nature of the business transacted by them or the ownership of their assets makes such qualification necessary.

4.2 CORPORATE POWER. The execution and delivery by Borrowers of this Agreement and all other related agreements necessary to perform any Borrower's obligations hereunder and the performance of this Agreement and such other related agreements: (i) are within such Borrower's corporate powers; (ii) are duly authorized by such Borrower's Board of Directors and, if necessary, such Borrower's stockholders; (iii) do not contravene such Borrower's Articles of Incorporation, or Bylaws, or any indenture, agreement or understanding to which any Borrower is a party or by which any Borrower or any of its properties is bound; (iv) do not, as of the Effective Date, require any governmental consent, registration or approval; (v) do not contravene any contractual or government restriction binding upon Borrowers or any of them; and (vi) will not result in the imposition of any lien, charge, security interest or encumbrance upon any property of Borrowers or any of them under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which a Borrower is a party or by which it or any of its property may be bound or affected.

4.3 FINANCIAL STATEMENTS. Attached as Exhibit 4 hereto are true and complete copies of the consolidated unaudited balance sheets of the Borrowers as of the most recent date available and consolidated unaudited statements of income of the Borrowers as of the most recent available date (the aforementioned financial statements referred to as the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Borrowers in a manner consistent with the audited financial statements of the Borrowers and present fairly the financial position and results of operations of the Borrowers as of the date and for the period indicated, in each case in conformity with U.S. generally accepted accounting principles ("GAAP"), except that the Financial Statements are summary in nature and do not include the statement of stockholders' equity and cash flows or notes and related disclosures required by GAAP.

4.4 OTHER FINANCIAL INFORMATION. Any and all financial information previously furnished to Lender in connection herewith pertaining to the financial condition, assets, liabilities, business or prospects of Borrowers or any of them or the value or condition of the Collateral is materially true and correct, and such information hereafter furnished to Lender will be materially true and correct when furnished.

4.5 PRIORITY. Upon the execution and delivery of this Agreement by Borrowers and the filing of appropriate financing statements with the proper governmental agencies, or, if applicable, upon Lender's taking possession of the Collateral, Lender shall have a perfected security interest in and to the Collateral and shall have first priority for the full amount of all the obligations secured hereunder except as disclosed in Schedule B.

4.6 PAYMENT OF TAXES. Borrowers have duly paid all franchise and annual corporation taxes, impost, duties, or charges, levied, assessed or imposed upon them, or upon any of their property, of whatsoever kind or description.


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4.7  CORPORATE OFFICE. The principal place of business of Borrowers and the place where Borrowers keep their books and records concerning the Collateral is and will remain 200 - 1727 West Broadway, Vancouver, B.C. V6J4W6, or such other address as Borrowers or any of them may designate in writing to Lender in writing.

4.8 INTELLECTUAL PROPERTY RIGHTS. Schedule A lists all Intellectual Property in the Collateral which Borrowers have or claim a partial or entire ownership interest and that is material to the operation of the present or planned business of Borrowers. Schedule A is complete, correct and current as of the date of execution of this Agreement and contains all information required to be listed or described therein. Except as otherwise indicated in Schedule A, Borrowers are the sole legal and beneficial owner of all the Owned Intellectual Property listed in Schedule A. Borrowers have taken reasonable and prudent action to protect, preserve and enforce their rights under the Intellectual Property. The scope and extent of Borrowers' Interests in the Intellectual Property and all applicable registrations thereof are truly and accurately set forth on Schedule A.

4.9 ENCUMBRANCES. Schedule B lists or describes all liens, security interests, pledges, assignments, and encumbrances with respect to the Collateral. Schedule B is complete, correct and current as of the date of execution of this Agreement and contains all information required to be listed or described therein.

4.10 THIRD PARTY RIGHTS. Schedule C lists or describes all contracts pursuant to which Borrowers have granted any right or interest in the Collateral to any third party, or have received any such interest from any third party, with the exception of license agreements made with end users or customers in the ordinary course of business. Schedule C is complete, correct and current as of the date of execution of this Agreement and contains all information required to be listed or described therein.

4.11 ABSENCE OF ENCUMBRANCES. Except for ownership claims, restrictions and other terms listed or disclosed in Schedule A, B, and C, Borrowers' right, title and interest in and to the Collateral are free and clear of any and all liens, security interests, options, licenses, pledges, assignments, encumbrances and/or agreements of any kind. To the best of Borrowers' knowledge, Borrowers' right, title and interest in and to the Intellectual Property are sufficient to enable Borrowers to operate their business as present and as planned without serious risk of infringement or liability that has not been fully accrued or reserved.

4.12 TRANSFERS. All prior transfers and assignments by or to Borrowers, directly or indirectly, of Intellectual Property have been duly and validly recorded or registered as necessary to reflect the accurate state of ownership thereof and vest indefeasibly in each Borrower the ownership it holds or claims therein. For this purpose, the grant to or by Borrowers of any exclusive right or license in Intellectual Property shall be considered a transfer or assignment appropriate for recording or registration unless Borrowers' counsel specifically advises Borrowers such action is unnecessary. Except as set forth in Schedule D, Borrowers have not, within the three (3) months prior to the date of execution of this Agreement, executed and/or delivered any transfer or assignment of any of the Intellectual Property, recorded or unrecorded.

4.13 SUITS. No actions or proceedings have been instituted or are pending or, to Borrowers' knowledge, threatened against Borrowers or Borrowers' licensees, sublicensees, agents, dealers, distributors or customers that challenge Borrowers' claimed ownership status or rights in any Intellectual Property or Borrowers' right to use or otherwise exploit the Intellectual Property in their present or planned business. No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any of the Intellectual Property in any respect that would conflict or interfere with the operation of Borrowers' present or planned business or diminish the value of the Intellectual Property as claimed by Borrowers.

4.14 INFRINGEMENTS BY THIRD PARTIES. To the best of Borrowers' knowledge (but without prejudice to Borrowers' rights with respect thereto), no third party is infringing or violating Borrowers' rights in Intellectual Property or exceeding the scope of authorization or license under any contracts made by Borrowers with third parties relating to such Intellectual Property (to the extent granted to such third parties by Borrowers).

4.15 NON-INFRINGEMENT. The Intellectual Property does not infringe any intellectual property right of any third person or entity.

4.16 BREACH OF THIRD PARTY AGREEMENTS. The transactions and other undertakings by Borrowers contemplated by this Agreement do not constitute transactions occurring outside the ordinary course of business with respect to pre-existing contracts between Borrowers and any of their other creditors, nor would they cause any Borrower to be deemed in default of any other agreement with a third party.


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                                   SECTION 5
                                   COVENANTS

Borrowers covenant and agree with Lender that, from and after the date of this Loan Agreement until the Obligations are paid in full:

5.1 FINANCIAL STATEMENTS. Borrowers shall keep proper books and records in which full and true entries will be made of all dealings and transactions of the business and affairs of Borrowers or any of them, in accordance with GAAP, and shall deliver to Lender within twenty (20) days following the end of each monthly, quarterly and annual accounting period, such financial statements as Lender may reasonably require, which shall be prepared in accordance with the requirements and representations of Section 4.3.

5.2 MAINTENANCE OF CORPORATE EXISTENCE. Borrowers will maintain their corporate existences and their right to carry on business and will continually operate their business except for periodic shutdowns in the ordinary course of business and interruptions caused by strike, labor dispute, lack of materials or labor, catastrophe, or any other events over which they have no control.

5.3 COMPLIANCE WITH LAWS: PAYMENT OF TAXES. Borrowers shall comply with all laws, statutes and regulations pertaining to their business and to their ownership of the Collateral. Borrowers or any of them shall pay or cause to be paid all taxes and other levies with respect to their business when the same become due and payable, except such as are being contested in good faith by appropriate proceedings, where the effect of such proceedings is to stay any enforcement in respect of such unpaid taxes, and provided that, in any such case, Borrowers or any of them shall set aside on their books reserves deemed by Lender to be adequate to protect against liability for such taxes.

5.4 OWNERSHIP RIGHTS IN COLLATERAL. Borrowers shall, at all times, continue and maintain their ownership of the Collateral, and shall do all things necessary to maintain and keep their rights in the Collateral current pursuant to any statutes, including but not limited to all applicable patent, copyright and other intellectual property laws.

5.5 NOTIFICATIONS WITH REFERENCE TO COLLATERAL. Borrowers shall promptly notify Lender in writing of any event which affects the value of the Collateral, the ability of Borrowers or any of them or Lender to dispose of the Collateral, or the rights and remedies of Lender in relation thereto, including, but not limited to, the levy of any legal process against the Collateral and the adoption of any order, arrangement or procedure affecting the Collateral, whether governmental or otherwise. Borrowers shall also promptly notify Lender in writing of any event which adversely affects the financial condition, assets, liabilities, business, operations or prospects of Borrowers or any of them in any material respect.

5.6 OTHER DOCUMENTS. Borrowers shall promptly deliver to Lender such documents and information pertaining to the status or condition of Borrowers, the collateral, and Lender's security interest therein as Lender may request from time to time.

5.7 NEGATIVE COVENANTS. For so long as any unpaid balance of any loan made pursuant hereto is outstanding:

         5.7.1 MERGER. No Borrower may be a party to any consolidation or merger.

         5.7.2 NATURE OF BUSINESS. No Borrower may change the general character of its business as conducted at the Effective Date, or engage in any type of business not reasonably related to their business as normally conducted.

         5.7.3 EXPENSE REIMBURSEMENT. Borrowers may not reimburse any expenses to their directors, officers, or employees which shall not have been incurred for ordinary and necessary business purposes and which shall not have been properly documented in accord with sound business practices.

         5.7.4 DIVIDENDS AND STOCK REDEMPTION. Borrowers shall not directly or indirectly (i) redeem, purchase or otherwise retire any of their shares of capital stock, (ii) declare or pay any dividends in any fiscal year on any class or classes of stock, (iii) return capital of Borrowers or any of them to their stockholders, or (iv) make any other distribution on or with respect to any shares or class or classes of stock.

         5.7.5  NAME. No Borrower may not change its corporate name.

5.8 UPDATES TO SCHEDULE A. At least once every three (3) months, commencing on November 15, 2000, Borrowers will, at their sole expense, execute and deliver an updated version of Schedule A. Such Schedule as updated shall be complete, correct and current as of the date of delivery thereof and shall contain all information required to be listed or described therein in order to be in compliance with the provisions of Section 4 hereof (which, for such purpose, shall apply as of the date of each such further delivery).


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5.9  ASSIGNMENTS AND OTHER TRANSFERS. Borrowers will not transfer or assign, or grant any exclusive license to, any of the Intellectual Property of material value. Borrowers will not license, sublicense, waive, surrender or abandon any of their Intellectual Property rights except in the ordinary course of business. Notwithstanding such transfer, assignment, license, sublicense, waiver, surrender or abandonment, the Collateral shall remain subject to the security interest granted hereunder, except as released by Lender in writing in reference thereto.

5.10 CLAIMS OF INFRINGEMENT OR OWNERSHIP. Borrowers will, at their sole expense, promptly notify Lender in the event that any third party threatens or asserts any action or proceedings against Borrowers or Borrowers' licensees, sublicensees, agents, dealers, distributors or customers that challenge Borrowers' claimed ownership status or rights in any Intellectual Property or Borrowers' right to use or otherwise exploit the Intellectual Property in their present or planned business.

5.11 TIMELY PAYMENT OF LICENSE FEES. Borrowers agree to pay or cause to be paid all royalties, fees and other amounts due from Borrowers under all contracts with third parities relating to the Intellectual Property, except to the extent that such payments are not material to the present and planned business of Borrowers and lapse or delay in payments is otherwise not prejudicial to Borrowers.

5.12 PRESERVATION OF RIGHTS. Borrowers will, at their sole expense, follow good practices in an ordinary and prudent manner to protect, preserve and enforce their rights in Intellectual Property, including but not limited to registration of all claims of ownership thereof with the appropriate governmental authorities. Upon Lender's request, Borrowers will furnish Lender with such information as Lender may require with regard to Borrowers' practices in such regard.

5.13 MAINTENANCE OF RECORDS. Borrowers will maintain accurate and complete records of their Intellectual Property. With regard to computer programs and related technology included in such Intellectual Property, Borrowers will, pursuant to an Escrow Agreement, the form of which is attached hereto as Exhibit 5, retain in at least one off-site repository identified to Lender current copies of all source code, system documentation, statements of principles of operation, and schematics, as well as pertinent commentary or explanation, that may be necessary to render such materials understandable and usable by a trained computer programmer, including but not limited to any proprietary languages, workbenches tools or compilers. Also included with such materials shall be a list of any third party programs (including compilers), "workbenches," tools, and higher level languages used for the development, maintenance and implementation of such computer programs and related technology.

5.14 ATTACHMENT OF SECURITY INTERESTS. Whenever Borrowers, either by themselves or through any agent, employee, licensee or designee, shall file a patent application or for the registration of any Copyright with the Canadian or United States patent and/or trademark offices, the Canadian or United States Copyright Offices, or any similar office or agency in any other country or any political subdivision thereof, Borrowers shall (A) simultaneously file or record evidence of Lender's security interest in the Collateral sufficient to meet the requirements for Lender's security interest therein to be recognized, protected and perfected and (B) report such filing to Lender within five (5) business days after the last day of the fiscal quarter in which such filing occurs.

5.15 GOVERNMENTAL OBLIGATIONS. Borrowers will, at their sole expense, pay promptly when due all taxes, assessments and governmental charges, if any, upon or against the Borrowers or their property or operations, including (without limitation) fees due to protect, preserve or enforce their Intellectual Property, in each case before the same become delinquent and before penalties accrue thereon or Borrowers' rights therein lapse or are prejudiced, unless and to the extent that the same are being contested in good faith by appropriate proceedings.

5.16 FURTHER ASSURANCES. When and as requested by Lender, Borrowers will, at their sole expense, execute, deliver, and record, in such manner as Lender may require, such further instruments and documents and take such further action as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC in effect in any United States jurisdiction with respect to the liens created hereby, and the recording of instruments confirming Lender's security interest therein with applicable U.S., Canadian or foreign authorities and agencies. Borrowers hereby authorize Lender to file any such financing or continuation statement or other instrument without the signature of Borrowers or, if applicable, by affixing the signature of Borrowers on Borrowers' behalf, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

5.17 AVOIDANCE OF LIENS. Borrowers will not create, incur or permit to exist, will take all commercially reasonable actions to defend the Collateral against, and will take such other commercially reasonable action as is necessary to remove, any lien or claim on or to the Collateral, other than the liens created hereby, and other than as pursuant hereto or disclosed in Schedules A or B, and will take all commercially reasonable actions to defend the right, title and interest of Lender in and to any of the Collateral against the claims and demands of all persons whomsoever. Borrowers will advise Lender promptly, in reasonable detail, at Lender's address as set forth in the Loan Agreement, (i) of any lien (other than liens created hereby or permitted under the Loan Agreement) on, or claim asserted against, Collateral and (ii) of the occurrence of any other event which could reasonably be expected to have a material


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adverse effect on the aggregate value of the Collateral or on the liens created hereunder.

                                   SECTION 6

                    LENDER'S APPOINTMENT AS ATTORNEY-IN-FACT

6.1 APPOINTMENT. Borrowers hereby irrevocably constitute and appoint Lender and any officer or agent thereof, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrowers and in the name of Borrowers or in its own name, from time to time after the occurrence, and during the continuation of, an Event of Default in Lender's discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, Borrowers hereby grant Lender the power and right, on behalf of Borrowers without notice to or assent by Borrowers, to do the following:

         (I) at any time when any Event of Default shall have occurred and is continuing in the name of Borrowers or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under, or with respect to, any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due with respect to such Collateral whenever payable;

         (II) to pay or discharge taxes and liens levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Loan Agreement and to pay all or part of the premiums therefor and the costs thereof; and

         (III) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct, (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral, (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral, (E) to defend any suit, action or proceeding brought against Borrowers with respect to any Collateral, (F) to settle, compromise or adjust any suit, action or proceeding described in the preceding clause and, in connection therewith, to give such discharges or releases as Lender may deem appropriate, (G) to transfer, assign, licensor or sublicense any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as Lender shall in its sole discretion determine, and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender's option and Borrowers' expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Collateral and the liens of Lender thereon and to effect the intent of this Loan Agreement, all as fully and effectively as Borrowers might do. Borrowers hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

6.2 EXECUTION OF INSTRUMENTS. Borrowers also authorizes Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 10 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

6.3 LENDER NOT REQUIRED TO EXERCISE POWERS. The powers conferred on Lender hereunder are solely to protect the interests of Lender in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its partners, officers, directors, employees or agents shall be responsible to Borrowers for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or failure to comply with mandatory provisions or applicable law.

                                   SECTION 7

                PERFORMANCE BY LENDER OF BORROWERS' OBLIGATIONS

If Borrowers fail to perform or comply with any of their agreements contained herein and Lender, as provided for by the terms of this Loan Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, then the expenses of Lender incurred in connection with such performance or compliance, including all attorney's fees and court costs related thereto, together with interest thereon at the highest default rate provided in the Note, shall be payable by Borrowers to Lender or demand shall constitute Obligations secured hereby.

                                   SECTION 8
                                    PROCEEDS

It is agreed that if an Event of Default shall occur and be continuing, then
(a) all Proceeds received by Borrowers consisting of cash, checks and other cash equivalents shall be held by Borrowers in trust for Lender, segregated from other funds of Borrowers, and shall, forthwith upon receipt by Borrowers, be turned over to Lender in the exact form received by Borrowers (duly endorsed by Borrowers to Lender, if required), and (b) any and all such Proceeds received by Lender (whether from Borrowers or otherwise) shall promptly be applied by Lender against, the Obligations (whether matured or unmatured), such application to be in such order as set forth in the Loan Agreement.


                                   SECTION 9
                               EVENTS OF DEFAULT

If any of the following events ("Events of Default") shall occur, then Lender may at its option and without demand or notice of any kind declare the Loans or any of them immediately due and payable.

9.1  DEFAULT, RIGHTS AND REMEDIES OF LENDER.

         9.1.1 DEFAULTS. If any of the following events ("Events of Default") shall occur, then Lender may at its option and without demand or notice of any kind declare the Loans or any of them immediately due and payable.

                  (a) Borrowers or any of them fail to pay the principal or any interest or other fee due under the Loans;

                  (b) Borrowers or any of them fail or neglect to perform, keep or observe any of their covenants, conditions or agreements contained in any of the subsections of this Agreement;

                  (c) Any warranty or representation now or hereafter made by Borrowers or any of them in connection with this Agreement is untrue or incorrect at any material respect when made or any schedule, certificate, statement, report, financial data, notice or writing furnished at any time by Borrowers or any of them to Lender is untrue or incorrect in any material respect, on the date as of which the facts set forth herein are stated or certified;

                  (d) A judgment and order requiring payment in excess of $25,000.00 shall be rendered against Borrowers or any of them and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without judicial enforcement or execution, provided that this subsection (d) shall not apply to any judgment for which Borrowers or any of them are fully insured and with respect to which the insurer has admitted in writing its liability for a full payment thereof;

                  (e) A notice of levy, lien or assessment is filed or recorded with respect to all or substantial parts of the assets of Borrowers or any of them by any governmental authority, or any taxes or debts owing at any time or times hereafter to any one or more of them become a lien on all or a substantial part of any Borrower's property, and such lien, levy or assessment is not discharged or released within ten (10) days of a notice or attachment thereof;

                  (f) All or any part of any Borrower's property is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors and on or before the 60th day thereafter such assets are not returned to Borrowers or any of them and/or such writ, distress warrant or levy is not dismissed, stayed or lifted;

                  (g) Any proceeding under the United States bankruptcy laws or the laws of the Canada pertaining to insolvency or receivership is filed by or against Borrowers or any of them;

                  (h) Any proceeding under a bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrowers or any of them or any Borrower makes an assignment for the benefit or creditors or Borrowers or any of them takes any corporate action to authorize any of the foregoing;

                  (i) Borrowers or any of them are enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

                           (j)  Borrowers or any of them default in the
                  performance of or compliance with any term.

                  condition or covenant deemed an "Event of Default" or words of similar import under any credit or loan agreement or facility with any third-party lender, and Lender, after receipt of notice thereof from Borrowers, deems itself insecure as a result thereof;

                           (k) Borrowers or any of them fail to comply with the
                  filing requirements of the Securities Exchange Act of 1934, as amended; or

                           (l) Borrowers or any of them experience a change in
                  or disagreement with Ernst & Young, L.L.P., including but not limited to a change in accountants, an adverse opinion, the receipt of an opinion qualified or modified as to uncertainty, audit scope or procedures, accounting principles or financial statement disclosure, unless such change or disagreement shall not represent or pertain to a material adverse change to Borrowers' financial statements.

                                   SECTION 10
                             REMEDIES UPON DEFAULT

Upon an Event of Default, Lender may pursue any or all of the following remedies, without any notice to Borrowers except as required below:

10.1 NOTICE. If Lender shall give written notice of an Event of Default to Borrowers, and Borrowers shall fail to cure such default within ten (10) days following receipt of such notice, then and in that event Lender shall be entitled to exercise the rights conferred in Paragraphs 10.2-10.5 of this
Section 10. During the ten-day cure period, Borrowers shall not dispose of, conceal, transfer, sell or encumber any of the Collateral (including, but not limited to, cash proceeds) without Lender's prior written consent, even if such disposition is otherwise permitted hereunder in the ordinary course of business. Any such disposition, concealment, transfer or sale after the giving of such notice shall constitute a wrongful conversion of the Collateral. Lender may obtain a temporary restraining order or other equitable relief to enforce Borrowers' obligation to refrain from so impairing the Collateral.

10.2 POSSESSION OF COLLATERAL. Lender may take possession of any or all of the Collateral, pursuant to the Escrow Agreement attached hereto as Exhibit 5. To the extent Borrowers have failed to comply with the deposit requirements of paragraph 5.13 of this Agreement or Borrowers have failed to comply with the deposit requirements of the Escrow Agreement, Borrowers hereby agree to turn over to Lender or its designee all property with respect to which such failure of compliance has occurred. With respect to any such property, Borrowers hereby consent to Lender's entry into any of Borrowers' premises to take possession of such items, and specifically consent to Lender's forcible entry thereto as long as Lender causes no significant damage to the premises in the process of entry (drilling of locks, cutting of chains and the like do not in themselves cause "significant" damage for the purposes hereof) and provided that Lender accomplishes such entry without a breach of the peace.

10.3 SETOFF. Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits or instruments that Lender may have in its possession and that belong to Borrowers or to any other person or entity liable for the payment of any or all of the Obligations.

10.4 EXERCISE COLLATERAL LICENSE RIGHTS. Lender may exercise the rights granted pursuant to the Collateral License Agreement attached hereto as
Exhibit 6.

10.5 OTHER RIGHTS. Lender may exercise any right that it may have under any other document evidencing or securing the Obligations or otherwise available to Lender at law or equity.

                                   SECTION 11
           LIMITATION ON DUTIES REGARDING PRESERVATION OF COLLATERAL

Lender's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Lender would deal with similar property for its own account. Neither Lender nor any of its partners, directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrowers or otherwise.

                                   SECTION 12
                                 MISCELLANEOUS

12.1 POWERS COUPLED WITH AN INTEREST. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

12.2 SEVERABILITY. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.3 SECTION HEADINGS. The section headings used in this Loan Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12.4 NO WAIVER: CUMULATIVE REMEDIES. Lender shall not by any act (except by a written instrument pursuant to Paragraph 12.5 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Lender of any right or remedy hereunder on any occasion shall not be construed as a bar to any right or remedy, which Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

12.5 WAIVERS AND AMENDMENTS: SUCCESSORS AND ASSIGNS. None of the terms or provisions of this Loan Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Borrowers and Lender, provided that any provision of this Loan Agreement may be waived by Lender in a written letter or agreement executed by Lender or by facsimile transmission from Lender. This Loan Agreement shall be binding upon the successors and assigns of Borrowers and shall inure to the benefit of Lender and its successors and assigns.

12.6 NOTICES. Any and all notices, elections or demands permitted or required to be made under this Loan Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or telecopy or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Loan Agreement:

The Address of Lender is:           Lee Enterprises, Incorporated
                                    400 Putnam Building
                                    215 N. Main St.
                                    Davenport, Iowa 52801

The Address of Borrowers is:        CityXpress.Com Corp.
                                    200 - 1727 West Broadway
                                    Vancouver, B.C. V6J4W6

12.7 GOVERNING LAW. This Agreement shall be interpreted and construed according to the laws of the State of Delaware, U.S.A., without regard to its choice-of-law rules. As to substantive matters pertaining to intellectual property, the applicable law of the situs of such property as determined by the law of the State of Delaware shall control.

12.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

12.9 CONSENT TO JURISDICTION; EXCLUSIVE VENUE. Borrowers hereby irrevocably consent to the Jurisdiction of the United States District Court for the Southern District of Iowa and of all Iowa state courts sitting in Scott County, Iowa, for the purpose of any litigation to which Lender may be a party and which concerns this Loan Agreement or the Obligations. It is further agreed that venue for any such action shall lie exclusively with courts sitting in the United States District Court for the Southern District of Iowa and of all Iowa state courts sitting in Scott County, Iowa unless Lender agrees to the contrary in writing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:                             LENDER:
CityXpress.Com Corp.                   Lee Enterprises, Incorporated

/s/ PHIL M. DUBOIS                     /s/
----------------------------------     ----------------------------------
By: Phil M. Dubois                     By:
Title: President and CEO               Title: Vice President



Xceedx Technologies Inc.

/s/ PHIL M. DUBOIS
----------------------------------
By: Phil M. Dubois
    ------------------------------
Title: President



Welcome To Search Engine Inc.

/s/ PHIL M. DUBOIS
----------------------------------
By: Phil M. Dubois
    ------------------------------
Title: President

                                   EXHIBIT 1

                                PROMISSORY NOTE

                                   EXHIBIT 2


                                PROMISSORY NOTE

                                   EXHIBIT 3


                       COMMON STOCK SUBSCRIPTION WARRANT

                                   EXHIBIT 4


                              FINANCIAL STATEMENTS

                                    EXHIBIT 5


                                ESCROW AGREEMENT

                                    EXHIBIT 6


                          COLLATERAL LICENSE AGREEMENT

                                   SCHEDULE A
                                   COLLATERAL

DESCRIPTION                                   REGISTRATION/CLAIM
-----------                                   ------------------
1.  ECommerce Tools for Business.............

2.  [Proprietary] Search Engine..............

3.  XpressDepartment Store...................

4.  XpressStores Online......................

5.  XpressStores Pro.........................

6.  XpressStores Enterprise..................

7.  Banners, etc.............................

                                   SCHEDULE B
                                  ENCUMBRANCES

DESCRIPTION                             ENCUMBRANCE
-----------                             -----------
1.

2.

3.


                                   SCHEDULE C
                             THIRD PARTY CONTRACTS




                                       20